Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-113552, 333-132221 and 333-149553),  of Magic Software Enterprises Ltd. (“the Company”), of our reports dated March 27, 2017 with respect to the consolidated financial statements and the effectiveness of the internal control over financial reporting of the Company and its subsidiaries included in this Annual Report on Form 20-F for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer

KOST FORER GABBAY & KASIERER

A Member of Ernst & Young Global

Tel Aviv, Israel

April 30, 2018